UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April  18, 2005 (April 12, 2005)

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14472	76-0433642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 West Loop South, Suite 1500
Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

(713) 623-0790

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Luis A. Collazo

On April 12, 2005, Cornell Companies, Inc. (the “Company”) and Luis A. Collazo, the Company’s Vice President and Chief Accounting Officer, entered into a Release of Claims and Covenant not to Sue.  Pursuant to this agreement, a copy of which is attached hereto as Exhibit 10.1, Mr. Collazo’s employment with the Company will terminate effective June 3, 2005.  Mr. Collazo will receive the following severance amounts:  (1) twenty-six equal, biweekly payments of $6,495.83; and (2) a one-time payment of $1,500 to defray his costs of outplacement assistance.  In addition, the Company will provide Mr. Collazo with full health care benefits participation until June 30, 2005, and thereafter, the Company will provide him with financial assistance in covering the cost of health care continuation coverage in the amount of $1,000 per month for a period of six months.  The Company has further agreed to waive and forgive $28,750.46 representing the balance outstanding on Mr. Collazo’s promissory note to the Company.  Pursuant to the agreement, Mr. Collazo has agreed to release the Company from all claims.

The Company and Mr. Collazo have entered into an Independent Contractor Agreement effective June 6, 2005.  Pursuant to this agreement, a copy of which is attached hereto as Exhibit 10.2, Mr. Collazo shall provide consulting services to the Company.  Mr. Collazo will receive the following compensation: (1) $12,996.67 per month for three months; and (2) a one-time bonus of $125,000.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Release of Claims and Covenant not to Sue, dated as of April 12, 2005, between Cornell Companies, Inc. and Luis A. Collazo

10.2	Independent Contractor Agreement effective as of June 6, 2005, between Cornell Companies, Inc. and Luis A. Collazo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.
Dated: April 18, 2005

	By:	/s/ James E. Hyman

James E. Hyman

Chief Executive Officer